Exhibit 16



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KPMG Peat Marwick LLP


1600 Market Street               Telephone 215 299 3100  Telefax 215 299 3150
Philadelphia, PA 19103-7212      Telex 4973852





Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Craftmatic Industries, Inc. and, under the date of January 29, 1995, we reported on the consolidated financial statements of Craftmatic Industries, Inc. and subsidiaries as of and for the years ended September 30, 1994 and 1993. On May 1, 1996, our appointment as principal accountants was terminated and we were advised of our termination on May 23, 1996. We have read Craftmatic Industries, Inc.'s statements included under Item 4 of its Form 8-K/A dated July 3, 1996, and we agree with such statements, except we are not in a position to agree or disagree with Craftmatic Industries, Inc. statement that the change was approved by the Board of Directors or that Friedman Alpren will commence or conclude an audit.


                                                     Very truly yours,

                                                     /s/ KPMG Peat Marwick LLP